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                                                                    EXHIBIT 10.1

                        EXCLUSIVE DISTRIBUTION AGREEMENT


            AGREEMENT made between by and between The Rose Group Corporation of Nevada, a corporation having its principal place of business at 1535 Northgate Boulevard, Sarasota, Florida, United States, (hereinafter "RGC") and Brio AB (publ.), a corporation having its principal place of business at S-283 83 Osby, Sweden (hereinafter "Brio" (collectively referred to as the "Parties");

            WHEREAS, Brio desires to sell its Products (defined below) in the United States of America and RGC desires to be in the business of exclusively marketing such products in such area;

            WHEREAS, the Parties have reached an agreement through which Brio will supply RGC with the Products (defined below), on an exclusive basis, to be sold in the United States of America and RGC will purchase Products and sell them in such area;

            NOW, THEREFORE, the Parties hereby agree:

1.                 DEFINITIONS.

1.1 FORCE MAJEURE: means any strike, riot, storm, fire, explosion, act of God, war, governmental action or other cause, such as embargoes, failure of carriers, plant break-down, inability to obtain material or transportation facilities or compliance with any law or regulation, that is beyond the Parties' reasonable control.

1.2 PRODUCTS: means all prams, strollers, high-chairs and other baby carriage type products and accessories to such products, all of which Brio markets and sells from time to time.

1.3       TERRITORY:  means the United States of America.

1.4 TRADEMARKS: means the trade names and the logos which Brio uses from time to time in relation to the marketing of Products.

2.                 EXCLUSIVE DISTRIBUTION RIGHTS ETC.

2.1 RGC shall be the exclusive distributor of all Products in the Territory. However, notwithstanding the foregoing, if RGC does not during the first twelve (12) months immediately following the date of this Agreement, or during any calendar year within the Term of this Agreement purchase from Brio Products with an aggregate Brio net invoice value of one million U.S. Dollars ($1,000,000)or more, then Brio shall be entitled to terminate this Agreement within sixty (60) days from the end of each such calendar year.

2.2 RGC shall purchase and sell the Products in its own name and for its own account. RGC shall act as an independent trader as regards Brio and RGC's customers. RGC

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          is not authorized to act in the name of Brio or in any way bind or commit Brio.

2.3 RGC may not promote sales of the Products to customers outside the Territory. Any orders or inquiries received by RGC from any customer outside the Territory shall be promptly offered to Brio. Any such orders or inquiries that result in deliveries of Brio shall entitle RGC to a commission amounting to ten (10) % of Brio's net invoice value on such orders or inquiries.

2.4 Other than RGC's subsidiary Rosebaby.com, a Utah corporation, RGC shall not appoint dealers, agents and/or sub-distributors without the prior written consent of Brio; such consent shall not be unreasonable withheld or delayed.

2.5 RGC shall not, through its subsidiary The Rose Group Corporation, a Delaware corporation, during the term of this Agreement and for a period of two (2) years thereafter directly or indirectly manufacture, sell, represent or otherwise promote the sale of any product competing with or any product likely to compete with the Products. This subsection shall not apply to Rosebaby.com.

3.                 PRODUCTS ORDERS.

3.1 All orders placed by RGC with Brio for Products shall be in writing, and shall specify the requested number and type of model of Product to be shipped and shall be transmitted to Brio pursuant to the terms of section 26 of this Agreement and such orders shall be subject to Brio's written confirmation. Brio will supply the Products to RGC and will, subject to its commitments to other parties and the right to allocate on a non-discriminatory basis available supplies and production, supply the Products to RGC in quantities required by RGC for its sales of the products in the Territory.

3.2 RGC shall at all times exert all its best efforts to extend a market for and to promote and maintain a demand for and to obtain maximum sales of the Products throughout all areas of the Territory.

3.3 Unless otherwise agreed in writing, RGC shall carry all costs for its sales promotion pertaining to the Products.

3.4 RGC shall inform Brio in writing on a monthly basis of all matters of interest in the Territory, and, in particular, of progress in marketing, customer contacts and competitors' activities and the market situation.

4.                 PAYMENT FOR PRODUCTS ORDERED.

4.1 RGC shall pay Brio for Products ordered within sixty (60) days from the date of shipment of such products, against bank guarantee. Payment shall be made in U.S. Dollar ($) amounts. After the first shipments it is the parties intention to achieve better terms, mainly regarding the requirement of bank guarantee.


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4.2       Late payment by RGC shall be subject to penal interest at a rate which shall not exceed the prime rate applied from time to time by the U.S. Federal Reserve Bank increased by two (2) %.

5.                 PRICING OF PRODUCTS.

5.1 RGC shall pay Brio for the Products in accordance with the prices negotiated between RGC and Brio and specified in Schedule A of this Agreement. Such prices shall not include custom's duties, sales taxes, excise taxes, or similar assessments or charges.

5.2 The prices specified in Schedule A of this Agreement remain in effect until the beginning of the subsequent calendar year after signing of this Agreement. The prices shall thereafter be adjusted for one (1) year periods (including the calendar year subsequent to signing of this Agreement) through negotiations between the parties. Such negotiations shall commence not later than one (1) month before expiration of any period. If the parties cannot agree upon adjustment at the latest three (3) months after the negotiations' commencement, either party may terminate this Agreement by giving the other party written notice three (3) months in advance.

5.3 All payments to Brio by RGC shall be without deduction for taxes, value added taxes, assessments, or other charges of any kind which may be imposed by any national, local or other authority, except the Swedish authorities, with respect to any amounts payable pursuant to this Agreement, and such taxes, value added taxes, assessments or other charges shall be assumed and paid by RGC provided, however, that any such income taxes or taxes of a similar nature imposed upon Brio by such non-Swedish authorities and paid by RGC shall be deductible by RGC provided that RGC promptly furnished to Brio in original or duplicate original tax receipt evidencing the payment of such income taxes or other taxes to the appropriate tax authorities. The right to deduct such taxes is limited to taxes that are allowed under the applicable rules and regulations of Sweden as a credit against the Swedish income taxes of Brio and to such allowed credits which can be actually used by Brio due to its actual tax situations.

5.4 If RGC is required to deduct a tax from any payment to Brio and fails to provide a receipt to Brio as prescribed in Section 5.3 above, then RGC shall indemnify and hold Brio harmless for any damage, loss or claims arising out of such failure.

6.                 SHIPPING PRODUCTS & RISK OF LOSS.

6.1 The Products shall be delivered Ex Works, Incoterms 2000 (with amendments) or pursuant to other shipment terms that the Parties may have agreed upon in writing prior to shipment of the Products for an individual order.

6.2 In the event Brio anticipates a delay in delivery of any Products, Brio shall promptly

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          inform RGC and indicate the new delivery date anticipated by Brio. In case of late delivery by Brio of any Products resulting in any loss or damage to RGC, Brio shall, as RGC's sole remedy, pay to RGC liquidated damages which for each full completed week of the delay shall be 0.50 percent of the agreed net price for the Products, but shall in no event exceed a maximum of 4 percent of such price. Should RGC to entitled to maximum liquidated damages, RGC shall, in addition, be entitled to cancel the order of the Products delayed. Any delayed, damaged or lost shipments made pursuant to this Agreement that result in RGC's loss of sales or a customer shall count towards RGC's aggregate sales for purposes of the one million dollar ($1,000,000) requirement under paragraph 2.1 of this Agreement.

7.                 CERTIFICATION COSTS.

          Brio shall compensate RGC for all fees RGC may incur in obtaining all necessary certification of the Products in the Territory and shall provide without charge RGC with Products samples required for use in obtaining said necessary certification. Brio shall also provide any necessary and available documentation and such materials required for RGC to obtain said certification.

8.                 BROCHURES, SELLING AIDS AND SAMPLES.

          Brio shall supply to RGC and bear the cost of:

8.1 Advertising materials, including, but not limited to, brochures (printed in English language), images, photographs, videos, displays, signs, banners, show materials or other advertising or selling tools to a reasonable extent and of which Brio from time to time makes available to its other distributors, however always limited to, on an annual basis, a value corresponding to six (6) % of Brio's Ex Works price to RGC ; and

8.2 Samples that may be required by RGC, including, but not limited to, buyers' samples, sales and marketing samples, testing samples, testing for certification samples and other samples as needed for each and every Product to a reasonable extent and of which Brio from time to time makes available to its other distributors. The parties agree to discuss additional supply of samples in connection with campaigns.

9.                 AFTER-SALES SERVICE.

          Brio shall to a reasonable extent provide RGC with the following:

9.1 Training by RGC personnel in the areas of customer service and repair of Products and/or arrangement for a separate repair facility to be maintained for the entire Term of this Agreement in the United States;

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9.2       Training materials, technical materials and, at a sufficient time prior to the start of shipments of Products, relevant technical documentation and drawings then available for the after sales service of Products;

9.3 Spare parts on Products Brio has shipped to RGC, including a sufficient supply, provided in advance, of spare parts most likely to be needed by RGC to repair any of the Products;

9.4 Training materials, technical materials, any other relevant documentation and parts for customer self-repair of Products sold by RGC.

10.                INTELLECTUAL PROPERTY RIGHTS

          If a person or business entity not a party to this Agreement brings a claim alleging patent or trademark infringement, Brio will hold harmless, defend and indemnify RGC from any liability resulting from such claim. RGC will cooperate with Brio in handling, defending or otherwise resolving such claim by making available to Brio all relevant personnel and files and by responding promptly to all reasonable requests from Brio.

11.                QUALITY REQUIREMENTS

11.1 RGC shall, pursuant to paragraph 7 of this Agreement, submit all Products for certification and shall not sell such products that do not comply with all applicable laws and regulations in the Territory with respect to safety, health and the use of the Products and will keep Brio fully advised of such laws and regulations so as to ensure that Brio will be able to modify or alter the Products and manuals and other Product documentation to the extent required for such compliance.

11.2 RGC shall properly inform and instruct its customers of the contents of any manuals and instructions for the use of the Products as may be issued by Brio and furnished to RGC from time to time after Brio has properly informed and instructed RGC regarding the same.

12.                WARRANTIES AND DISCLAIMER OF LIABILITY

12.1      Brio warrants and represents as of the date hereof that:

          (i) it has no arrangements or understandings with third parties which in any way impair the ability of Brio to grant to RGC the rights pursuant to this Agreement;

          (ii) to the best of its knowledge the Products does not infringe patents or other property rights of any third party;

          (iii) to the best of its knowledge the Trademark do not constitute infringement of patents or other property rights of any third party; and

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          (iv)   the Products supplied by Brio to RGC at the date of delivery and twenty-four (24) months thereafter will be free from defects in designs, workmanship and material provided the Products are used for their intended use and that the storing, handling and use of the Products comply with manuals and other instructions provided by Brio from time to time.

12.2 Brio's obligations for any Products under the warranty of Section 12.1(iv) will expire twenty four (24) months after the date of delivery to RGC and is subject to Brio being notified in writing by RGC within thirty (30) days after a non-conformity with the warranty is discovered or should have been discovered upon a careful inspection.

12.3 In the event of a defective Product, Brio shall in its option and as RGC's sole remedy, either (i) replace such Product or defective parts of such Product if such partial replacement will remedy the defect, or
          (ii) within a reasonable period of time repair such defect.

12.4 Except as the parties may otherwise expressly agree in writing with specific reference to the provisions of this Section 12, the provisions hereof shall apply notwithstanding any other provision of this or any other agreement between the parties, and shall in any event survive the expiration and any termination of this Agreement.

13.                TRADEMARK.

13.1 Brio hereby grants RGC, subject to the conditions of this Agreement the exclusive right to use the Trademark in the Territory upon or in relation to the Products. RGC may not use the Trademark for any other purpose than the promotion and sale of the Products.

13.2 RGC hereby acknowledges that Brio is the owner of the Trademark and that Brio shall remain the owner of the Trademark during the term of this Agreement and thereafter.

13.3 On termination or expiration of this Agreement, RGC shall not, have any right to use the Trademark or to represent itself as being connected with Brio.

13.4 If, during the term of this Agreement, RGC shall become aware of any infringement of any intellectual property right of Brio relating to the Products or of any acts of unfair competition involving the Trademark within the Territory, RGC shall promptly inform Brio thereof. Brio shall have the right in its sole discretion to take such legal action as it deems necessary to enjoin said infringement or act of unfair competition, in which case Brio shall bear all costs and expenses of the action and enjoy all benefits thereof. If Brio so requests, RGC shall at

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          Brio's cost assist Brio to the best of its ability.

14.                PRODUCTS LIABILITY INSURANCE.

          Brio shall maintain in effect a product liability insurance policy with limits up to at least three million dollars ($3,000,000) and shall include RGC as an additional insured under said policy.

15.                FAVORED TERMS.

          If, during the Term of this Agreement or any Renewal period thereafter, Brio shall sell any Products to its distributors in Canada and Mexico on terms that are more advantageous to RGC than the terms contained herein, such more advantageous terms, or terms at least as advantageous to RGC, shall thereafter apply, by express incorporation or impliedly, as if expressly incorporated herein, so long as those terms remain effective for the distributors mentioned.



16.                REPRESENTAIONS AND WARRANTIES.

16.1 EXCLUSIVITY. Brio represents and warrants that as of the date of this Agreement there are no other distributors authorized to sell Products in the Territory.

16.2 PATENT OR TRADEMARK INFRINGEMENT. Brio represents and warrants that that, to its knowledge, the sale of Products by RGC or any other authorized dealer does not infringe upon the patent, trademark or other intellectual property rights of any person or business not a party to this Agreement.

17.                TERM OF AGREEMENT.

          Subject to Section 2.1, 5.2 and 19, this Agreement is effective from the date hereof and continues for three (3) calendar years commencing from 12:00 a.m. of the date immediately succeeding the date of first shipment of Products is received by RGC ("Term").

18.                RENEWAL OF AGREEMENT.

          Subject to Section 2.1, 5.2 and 19, RGC has the right to and may, at its option, renews this Agreement for another Term of one (1) calendar year. In the event that RGC intends to renews this Agreement, RGC must provide written notice of its intention, transmitted pursuant to section 26 of this Agreement, at least two (2) months before the expiration of the Term of this Agreement.

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19.                TERMINATION

19.1 Either of the Parties may terminate this Agreement by written notice to the other party, pursuant to section 26 of this Agreement, effective immediately in the event that:

19.1.1 A judicial body of competent jurisdiction in the United States (in the case of RGC) or Sweden (in case of Brio) determines that one of Parties is insolvent or bankrupt;

19.1.2 The other Party files a petition in bankruptcy or has such a petition filed against it and such petition is not dismissed or withdrawn within sixty (60) days thereafter;

19.1.3 A receiver, trustee or other custodian is appointed for all or substantially all of the assets of the other Party;

19.1.4 An assignment is made by or on behalf of the other for the benefit of creditors;

19.1.5 A government expropriates or condemns all or substantially all of the assets or the capital stock of the other or of any lesser portion of such assets or capital stock, if the result would materially or adversely affect the ability of the other to fulfill its obligations hereunder; or

19.1.6 The other Party dissolves or liquidates, other than pursuant to a merger, amalgamation or other corporate reorganization to which it is a party;

19.2 If either of the Parties should be subject to any of the events described in section 19.1 of this Agreement, such Party shall immediately notify the other Party, pursuant to section 26 of this Agreement, of the occurrence of such event.

19.3 This Agreement may be terminated upon thirty (30) days written notice, transmitted pursuant to section 26 of this Agreement, by RGC or Brio in the event that the other Party breaches any of the terms of or any of its obligations under this Agreement and does not remedy, confirming such remedy in writing pursuant to either section 26 of this Agreement or by facsimile to the non-breaching party, its breach within those 30 days.

19.4 Termination of this Agreement by either of the Parties, shall not waive or otherwise prejudice the legal rights, duties or remedies of either Party, including but not limited to the right to sue for and recover any goods for which payment was made prior to delivery, payments for goods delivered.

20.                RIGHTS AND OBLIGATIONS UPON TERMINATION.

          Upon Termination of This Agreement by Either of the Parties:

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20.1      RGC shall have the right to continue selling Products in the Territory until its inventory of Products is depleted, however in no case for more than ninety (90) days from the date of termination.

20.2 RGC shall have the right to continue using the Trademark in the Territory in order to deplete its inventory, however in no case for more than ninety (90) days from the date of termination;

20.3 Termination by either of the Parties shall not create liability to the other party for any damage, expenditures, or losses of profits or prospective profits of any kind or nature sustained or arising out of alleged to have arisen out of alleged to have arisen out of such Termination. The Termination of the Agreement shall not, however, relieve or release either of the Parties from delivering accepted orders or to making payments for delivered Products pursuant to this Agreement.

21.                FORCE MAJEURE.

          Neither of the Parties shall be liable for any loss, injury, delay damage or other casualty suffered by the other Party ("Injured Party") as a result of Force Majeure and any failure or delay in performance of any of the Injured Party's obligations under this Agreement because of Force Majeure causes shall not be considered a breach of this Agreement. If the performance of any of the obligations of this Agreement shall be suspended due to Force Majeure causes for a period of two (2) months and such suspension shall have a material adverse effect on the Injured Party, either of the Parties may give notice, pursuant to section 26 of this Agreement, requesting consultation regarding such suspension. If the Parties fail to resolve such concerns as they may have in a written agreement within thirty (30) days from the aforesaid notice, either of the Parties shall have the right to Terminate this Agreement. It is expressly agreed that in the event of termination under this section the Party electing to terminate will incur no liability to the other Party for any default in performance of any obligations under this Agreement arising from the exercise of the termination rights provided in this section.

22.                EFFORTS.

          Each of the Parties shall employ its best reasonable efforts and facilities to secure the maximum sales distribution in the Territory.

23.                ASSIGNMENT.

          The rights and obligations of the Parties to this Agreement are not assignable without express consent from the non-assigning Party.

24.                BINDING EFFECT.

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          This Agreement shall bind and inure to the benefit of the Parties, their successors and assigns.

25.                TIMES AND DATES.

          All times and dates computed to for purposes of this Agreement shall be based on United States Eastern Standard Time.

26.                NOTICE.

          All notices provided in relation to this Agreement shall be written and transmitted between the parties by telefax with confirming air mail. All such notices shall be addressed as follows:

          If to RGC:  Mr. Sheldon R. Rose
                      Chairman, C.E.O.
                      The Rose Group Corporation of Nevada
                      1534 Northgate Boulevard
                      Sarasota, Florida 34234-4760

                   Excluding purchase orders and written acceptance documents, all notices to RGC shall provide a copy to:

                   David A. Einhorn, Esq.
                   Anderson Kill & Olick, P.C.
                   1251 Avenue of the Americas
                   New York, New York 10023-1082
                   U.S.A.

          If to Brio: Mr. Johan Holmgren
                      Managing Director
                      Brio AB
                      S-283 83 Osby
                      Sweden

27.                NON WAIVER.

          If either of the Parties waives or fails to exercise any of its rights or options under this Agreement at any time during or after the Term of this Agreement, such waiver or failure to act shall not constitute a continuing waiver or be deemed to waive any of that Party's future rights or options under this Agreement.

28.                SEVERABILITY.

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          If any provision(s) of this Agreement is held invalid by a court of competent jurisdiction, such invalidity shall not affect the remaining provisions of this Agreement, and they shall be given effect by the Parties hereto, without the invalid provision(s), unless to do so would substantially frustrate the purposes of this Agreement and the expectations of the Parties. This Agreement shall not be amended, except by written agreement signed by authorized representatives of both Parties.

29.                CHOICE OF LAW.

          This contract shall be interpreted in an autonomous way, making reference first to the objectives and the spirit of the contract, and second to the general principles which stem from the corpus of the national legal systems of both Parties to the contract.

30.                HEADINGS.

          Headings or other titles or paragraphs of this Agreement are solely for the convenience of the Parties and shall be given no effect whatsoever when interpreting the provisions herein.


          IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date of last signature hereto.

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Mr. Sheldon R. Rose                      Date:   3/30/00
Chairman, C.E.O.                              ----------------------------------
The Rose Group Corporation of Nevada     /s/ Sheldon R. Rose

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Mr. Johan Holmgren/Mr Bengt Ivarsson     Date:   4/4/00
Managing Director                             ----------------------------------
Brio AB (publ.)                          /s/ Bengt Ivarsson

                                         /s/ Johan Holmgren
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